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EXHIBIT 99.8

FOR IMMEDIATE RELEASE      Date:      February 17, 2000
                           Contact:   Michael Price
                                      Chief Financial Officer
                           Phone:     (504) 586-8888
                           Fax:       (504) 522-1796
                           Email:     michaelhprice@msn.com

          Forman Petroleum Corporation announced today that the company's plan of reorganization was confirmed by the Bankruptcy Court on December 29, 1999 and became effective on January 14, 2000. The company filed its voluntary petition for relief under Chapter 11 of the United State Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Louisiana (Case No. 99-14319) on August 6, 1999.

          On the effective date of the plan, all the bondholders and preferred stockholders of the company exchanged their claims for all the common equity in the company. The details of the plan are as follows: On the effective date (i) over $90 million of indebtedness and obligations to holders of senior secured notes and preferred stock were canceled; (ii) all of the issued and outstanding common stock, preferred stock, warrants, and options were canceled; (iii) approximately $300,000 of allowed unsecured claims of $30,000 or less were paid in full in cash; (iv) new common stock was issued to the former holders of the senior secured notes and the preferred stock; and (v) new warrants to purchase common stock were issued to McLain Forman, the former holder of all of the issued and outstanding voting common stock of the company, and to the former holders of certain warrants. The company will issue within 60 days after the effective date of the plan approximately $3 million in unsecured promissory notes to the holders of allowed unsecured claims of more than $30,000, which claims will be paid in full with interest over 3 years.